Exhibit 99.1

                 Sovereign Announces Final Election Results for
                    Seacoast Financial Services Corporation

    PHILADELPHIA, July 30 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank") announced today the final election results for holders of Seacoast Financial Service Corporation ("Seacoast") common stock in connection with Sovereign's acquisition of Seacoast, which was completed on Friday, July 23, 2004.

    Seacoast stockholders were given the option to elect to receive cash, shares of Sovereign common stock or a combination of cash and shares of Sovereign stock. Holders of 87.2% of the outstanding shares of Seacoast common stock made valid elections prior to the election deadline. Of the valid elections received, 63.39% of the shares of Seacoast common stock made an election to receive Sovereign common stock, 36.56% made an election to receive cash, and .05% elected no preference.

    Under the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus, 25% of the outstanding shares of Seacoast common stock will receive cash consideration and 75% will receive consideration in the form of Sovereign common stock in exchange for shares of Seacoast common stock. Accordingly, approximately 78.4% of the shares owned by holders of Seacoast common stock who made a valid election to receive cash will receive $35.00 in cash and approximately 21.6% of the shares owned by holders of Seacoast common stock who made a valid election to receive cash will instead receive 1.594 shares of Sovereign common stock for each share of Seacoast common stock.

    Holders of Seacoast shares of common stock who made (i) an election to receive shares of Sovereign common stock or (ii) did not make a valid election prior to the election deadline will receive 1.594 shares of Sovereign common stock for each share of Seacoast common stock that they own. Fractional shares will not be issued; holders will instead receive an amount of cash equal to such fractional share multiplied by $21.95. Sovereign will issue approximately 36,310,175 shares of common stock and pay $265.8 million for all of Seacoast's outstanding shares of common stock.

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $55 billion financial institution with nearly 600 community banking offices and 1,000 ATMs and approximately 9,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is one of the largest 20 U.S. Financial Institutions. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.



SOURCE  Sovereign Bancorp, Inc.
    -0-                             07/30/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz1@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com/
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania
IN:  FIN
SU:  TNM